UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2016

TRANSBIOTEC, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53316	26-0731818
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 N. Tustin Ave., Suite 225

Santa Ana, CA 92705

(Address of principal executive offices) (zip code)

(714) 667-7139

(Registrant's telephone number, including area code)

______________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

On April 1, 2016, our Board of Directors voted to raise up to $3,000,000.00 using the exemption provided under Rule 506(c) of Regulation D of the Securities Act of 1933, as amended (the "Offering"). Accordingly, the Offering will be available only to investors who reasonably verify to us and the broker-dealer conducting the Offering that they are "accredited investors," as such term is defined in Rule 501(a) of Regulation D. The Offering will be conducted through a private placement memorandum as a sale of unsecured convertible debentures that mature 36 months after issuance, accrue interest at a rate of 12% per annum, and are convertible twelve months after issuance at a 35% discount rate to the average closing price per share of our common stock for the last fifteen trading days immediately prior to conversion. In order to receive any proceeds from the Offering we must raise a minimum of $200,000.

The convertible debentures are being offered on a "best efforts" basis through our management and through a placement agent, which is acting as the managing dealer and syndicate manager for the Offering, and a group of selling broker-dealers.We will pay placement fees of up to 8% of the total amount raised in the Offering.

We will update this disclosure as required to report sales of our unregistered securities under the Offering.

The information on this Report is not an offer to sell or solicitation of an offer to buy or subscribe for the securities of TransBiotec, Inc., nor shall there be any sale of such securities in any country or state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such country or state. Any such offer or solicitation will be pursuant to exemptions from registration requirements set out in applicable securities laws and made only by means of delivery of a private placement memorandum relating to a particular investment to qualified investors in those jurisdictions where permitted by law.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TransBiotec, Inc. a Delaware corporation

Dated: May 4, 2016	By:	/s/ Charles Bennington
	Name:	Charles Bennington
	Its:	President